Exhibit 10.1

Harte-Hanks, Inc.

Executive Severance Policy

Effective January 29, 2015

Purpose:  This Executive Severance Policy (this “Policy”) is intended to allow the Company to recruit, retain and motivate high quality executives in an environment of rapid and significant change by providing designated executives with appropriate and determinable benefits.

Corporate Scope:  This Policy is applicable to Harte-Hanks, Inc. and its direct and indirect subsidiaries (the “Company”).

Eligibility & Administration:  Corporate officers of Harte-Hanks, Inc. (including any successor-in-interest thereto) and other executive employees of the Company approved by the Company’s Compensation Committee may benefit from this Policy.  The Chief Human Resources Officer (or in his absence, the General Counsel) will administer this Policy, and issue a notice (the “Participant Notice”) to each person who is an approved beneficiary of this Policy (“Participants”), which notice shall include a copy of this Policy and indicate the Participant’s Severance Period (which shall not exceed one year) hereunder.  Participants with questions concerning this Policy should direct inquiries to the Company’s Chief Human Resources Officer (or in his absence, the General Counsel).

Applicability & Exclusions:  This Policy applies to Participants who are terminated by the Company without “cause” (as determined in the Company’s sole but reasonable discretion, “cause” to include without limitation, fraud, dishonesty, moral turpitude, misconduct, breach of any restrictive covenants, breach of any Company policy, failure to perform duties, or other types of failures). Notwithstanding the foregoing, this Policy shall not apply to any termination for which the Participant has a written severance agreement applicable thereto (including, for the avoidance of doubt, terminations covered by (i) those Severance Agreements dated on or about June 7, 2013, with Messrs. Dames, Harrison, Munden and Shepard (ii) those various severance agreements with the Company’s corporate officers providing benefits in the event of the Company’s change of control, and (iii) the Employment Agreement with Robert Philpott dated June 8, 2013).  For the avoidance of doubt, (x) this Policy shall not apply to a Participant’s mere transfer or reassignment to another legal entity or position within the Company, constructive termination of employment, or termination of employment by Participant for any reason, (y) no Participant shall be entitled to Benefits under this Policy if such Participant receives benefits under a separate arrangement for the same termination, regardless of the level or amount of benefits under that separate arrangement, and regardless when that separate arrangement is entered into or becomes applicable to Participant (whether before or after Participant’s participation in this Policy), and (z) this Policy shall not apply if termination of employment is by reason of an acquisition, divestiture or change of control transaction (including asset purchases or sales and sales or acquisitions of the Company’s equity securities), where the Participant is offered employment on substantially equivalent terms by the successor entity in connection with or immediately after the change of control transaction.

Benefits & Preconditions:

Benefits—In the event that the Company terminates the employment of a Participant and determines that such termination was made without cause, on the condition that such Participant fulfills the Participant Requirements, the Company will provide the following “Benefits”:

•                The Company shall pay as “Severance” an amount equal to such Participant’s then-current base salary for the Severance Period; Severance payments shall be (i) subject to tax and other standard withholding obligations, and (ii) paid in substantially equal installments in accordance with the Company’s regular payroll cycle over the Severance Period; provided that the first payment shall be made on the first payroll period after the 75th day after the Participant’s employment termination date (the “First Payment Date”), and such first payment shall be equal to the Severance amount that would have been due and payable from the termination date through the First Payment Date, and thereafter, any remaining Severance shall be payable to Participant in substantially equal installments through the end of the Severance Period.

•                Through the earlier to occur of (i) the eligibility of such Participant to participate in another employer’s group health plan, or (ii) the end of the Severance Period, if such Participant is eligible for, and timely elects health continuation coverage under and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then (x) such Participant shall pay for COBRA coverage only that amount that such Participant would pay for healthcare coverage based on Participant’s elections as an active employee under the Company’s group healthcare plan, and (y) the Company shall pay the remaining portion of the COBRA premium (“COBRA Subsidy”); provided, however, the COBRA Subsidy shall not be due and payable to the extent it violates any law or if it subjects the Company or Participant to any penalties or excise taxes (under the Patient Protection and Affordable Care Act of 2010, as amended, or otherwise).

Participant Requirements—As a condition precedent to the obligation of the Company to provide the Benefits to a Participant, such Participant shall first execute and deliver an effective and irrevocable termination agreement within 75 days of such Participant’s employment termination date.  Such termination agreement shall be in a form acceptable to the Company, and shall provide certain terms and conditions, including the following:

•                  A general waiver and release by Participant of all claims against the Company and its affiliates;

•                Covenants (i) not to compete with the Company during the Severance Period, (ii) not to solicit the Company’s clients during the Severance Period, (iii) not to solicit Company employees for two years, and (iv) to comply with Participant’s confidentiality obligations to the Company, in each case consistent with the terms for such covenants as applicable to the Company’s corporate officers; provided that if the Participant has written agreement(s) that otherwise provide such covenants with at least such durations, the termination agreement shall instead ratify and confirm such covenants; and

•                  Participant’s resignation from all officer, director, manager and other fiduciary positions held with the Company.

Garden Leave—The Chief Human Resources Officer (or in his absence, the General Counsel) in his sole discretion may permit up to 60 days of “Garden Leave” in the termination agreement, whereby the employment termination date of a Participant is delayed to allow such Participant to remain employed despite notice of termination.  The Company may impose reasonable transition obligations and other restrictions on Participants benefitting from Garden Leave, and the Severance Period shall be reduced day-for-day if the Garden Leave exceeds 14 days.

Amendment & Termination:  The Compensation Committee may amend or terminate this Policy at any time or from time to time, provided that no termination or amendment which has the effect of reducing Benefits under this Policy shall be effective until six months after notice of such amendment or termination to Participants; provided further, however, that the Company reserves the right to amend or terminate this Policy at any time without any restrictions or delay to comply with applicable law.  Unless sooner terminated by the Compensation Committee, this Policy shall automatically terminate immediately prior to the effectiveness of a “Change of Control” as defined in the Company’s most current equity incentive plan.

Jurisdictional Modifications:  If a Participant is subject to the laws of a jurisdiction which create (or are likely to create) conflicts with this Policy and/or duplication of some or all of the Benefits provided hereunder, then the Compensation Committee may authorize the Chief Human Resources Officer (or in his absence, the General Counsel) to modify the Benefits and Participant Requirements in the Participant Notice so that such Participant’s overall benefits and obligations in connection with a termination of employment are, in combination, as close to those provided in this Policy as is reasonably possible.

Interpretation:  All decisions, determinations and interpretations of the Policy by the Company or the Compensation Committee shall be final and binding on all Participants and all other persons.

Code Section 409A:  This Policy has been designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the interpretive guidance thereunder, and any similar state laws, and shall be administered, construed and interpreted accordingly.  The Company reserves the right in its sole discretion, to take any and all action required to amend the Policy to comply with Code Section 409A.  Notwithstanding anything to the contrary in this Policy, if the Participant is a “specified employee” (as defined and applied in Section 409A of the Code) as of the termination date, to the extent any payment under this Policy constitutes deferred compensation (after taking into account any applicable exemptions under Section 409A of the Code) and to the extent required by Section 409A of the Code, the Participant shall not be entitled to any payments under this Policy until the earlier of (a) the first day following the six-month anniversary of the termination date, or (b) the Participant’s date of death.  For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Policy shall be considered a “separate payment.”  In addition, for purposes of Section 409A of the Code, payments shall be deemed exempt from Section 409A of the Code to the full extent possible under the “short-term deferral” exemption of Treasury Regulation Section 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the termination date) the “two-years/two-times” separation pay exemption of Treasury Regulation Section 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.